Exhibit 10.1

Silicon Valley Bank

Limited Waiver and

Amendment to Loan Documents

Borrower:

Catalyst International, Inc.

Date:

August 16, 2004

THIS LIMITED WAIVER AND AMENDMENT TO LOAN DOCUMENTS is entered into between Silicon Valley Bank (“Silicon”) and the borrower named above (“Borrower”).

The Parties agree to amend the Loan and Security Agreement between them, dated February 17, 2004 (as otherwise amended, if at all, the “Loan Agreement”), as follows, effective as of the date hereof.  (Capitalized terms used but not defined in this Amendment, shall have the meanings set forth in the Loan Agreement.)

Borrower has informed Silicon that pursuant to the terms and conditions of that certain Agreement and Plan of Merger dated as of June 28, 2004 (the “Merger Agreement”) among Borrower, CAT Acquisition Corp. (“CAT”) and Comvest Investment Partners II LLC (“Comvest”), CAT will merge with and into Borrower (the “Merger”).  Upon consummation of the Merger, the separate corporate existence of CAT shall cease and Borrower shall be the surviving corporation of the Merger.  As a result of the Merger, Borrower will become a direct subsidiary of Comvest.  As part of the Merger, the holders of Borrower’s outstanding and unpaid 12% Secured Promissory Notes issued in 2003 in the aggregate principal amount of $2,125,000 (the “2003 Notes”) will be paid in full or the debt represented thereby will be converted into equity shares of the surviving corporation (the “2003 Note Repayment/Conversion”).

Borrower is prohibited from entering into the Merger pursuant to the terms of Sections 5.5(i) and (iii) and Section 7.1(m) of the Loan Agreement, absent compliance with the terms thereof.

NOW, THEREFOR, the parties hereto agree as follows:

1.

Limited Waiver re Merger and 2003 Note Repayment/Conversion.  Silicon and Borrower agree that the prohibitions set forth in Sections 5.5(i) and (iii) and Section 7.1(m) of the Loan Agreement are hereby waived with respect to the Merger and 2003 Note Repayment/Conversion only, and that Silicon hereby consents to the Merger and 2003 Note Repayment/Conversion in accordance with the terms previously disclosed to Silicon.  It is understood by the parties hereto, however, that such a waiver does not constitute a waiver of any other provision or term of the Loan Agreement or any related document, nor an agreement to waive in the future this covenant or any other provision or term of the Loan Agreement or any related document.

2.

Waiver of Defaults.  Borrower has advised Silicon that Borrower has failed to comply with the Minimum Tangible Net Worth Financial Covenant set forth in Section 5 of the Schedule to Loan and Security Agreement for the months ending May 31, 2004 and June 30, 2004 (the “Covenant Defaults”).  Silicon and Borrower agree that the Borrower's Covenant Defaults (as defined above) are hereby waived.  It is understood by the parties hereto, however, that such waiver does not constitute a waiver of any other provision or term of the Loan Agreement or any related document, nor an agreement to waive in the future this covenant or any other provision or term of the Loan Agreement or any related document.

3.

Modified Credit Limit.  The Credit Limit set forth in Section 1 of the Schedule to Loan and Security Agreement is hereby amended to read as follows:

1.  CREDIT LIMIT

(Section 1.1):

An amount not to exceed the lesser of (i) a total of $3,000,000 at any one time outstanding (the “Maximum Credit Limit”) or (ii) 75% (an “Advance Rate”) of the amount of Borrower’s Eligible Accounts (as defined in Section 8 above); provided, however, until the Merger closes (as provided for in the Merger Agreement) and evidence thereof provided to Silicon (satisfactory to Silicon in its sole discretion), the Maximum Credit Limit shall be $2,500,000.

Silicon may, from time to time, modify the Advance Rate, in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to Accounts, its evaluation of the Inventory or other issues or factors relating to the Accounts, Inventory or other Collateral.

Cash Management

Services and

Reserves:

Borrower may use up to $250,000 of Loans available hereunder for Silicon’s Cash Management Services (as defined below), including, merchant services, business credit card, ACH and other services identified in the cash management services agreement related to such service (the “Cash Management Services”).  Silicon may, in its sole discretion, reserve against Loans which would otherwise be available hereunder such sums as Silicon shall determine in its good faith business judgment in connection with the Cash Management Services, and Silicon may charge to Borrower’s Loan account, any amounts that may become due or owing to Silicon in connection with the Cash Management Services.  Borrower agrees to execute and deliver to Silicon all standard form applications and agreements of Silicon in connection with the Cash Management Services, and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Silicon in connection with the Cash Management Services.  The Cash Management Services shall terminate on the Maturity Date.

4.

Modified Tangible Net Worth Financial Covenant.  The Minimum Tangible Net Worth Financial Covenant set forth in that portion of the Schedule to Loan and Security Agreement entitled “5. FINANCIAL COVENANTS (Section 5.1)” is hereby amended to read as follows:

Minimum Tangible

Net Worth:

Borrower shall maintain a Tangible Net Worth of not less than the following:

For the month ending July 31, 2004:  <$5,250,000>;

For the month ending August 31, 2004:  <$5,250,000>; and

For the month ending September 30, 2004:  <$5,000,000>.

On or before October 31, 2004, the Minimum Tangible Net Worth Financial Covenant will be reset for the compliance periods ending after September 30, 2004 by Silicon based on Borrower’s projected financial statements, such projected financial statements to have been approved by the Borrower’s Board of Directors and accepted by Silicon in its discretion.

5.

Streamline Facility Agreement No Longer in Effect.  Reference is made to that certain Streamline Facility Agreement between Borrower and Silicon and dated May 19, 2004 (the “Streamline Agreement”).  Due to the Covenant Defaults and Borrower’s failure to comply with the EBITDA Requirement (as defined in the Streamline Agreement), the Streamline Agreement is no longer in effect.  On or before October 31, 2004, the terms, conditions and requirements for the Streamline Agreement will be reset by Silicon based on Borrower’s projected financial statements, such projected financial statements to have been approved by the Borrower’s Board of Directors and accepted by Silicon in its discretion.

6.

Modified Reporting/Proceeds Requirements.  Borrower shall comply with the standard terms and conditions of the Loan Agreement with respect to reporting requirements and delivery of proceeds, except that:  (i) Within 15 days after the end of each month, Borrower shall deliver to Silicon a Borrowing Base Certificate signed by the Chief Executive Officer, President, Chief Financial Officer or Controller of Borrower on Silicon’s standard form, together with an aged listing of accounts payable, and transaction reports including sales, credit memoranda and collection journals and all other monthly reporting requirements set forth in the Loan Agreement; (ii) Delivery to Silicon of transaction reports, schedules and assignments of Accounts, and schedules of collections, as called for by Section 4.3 of the Loan Agreement will not be required, but rather shall be provided as set forth above, (iii) Borrower shall not be required to deliver the proceeds of Accounts to Silicon upon receipt as provided for in Section 4.4 of the Loan Agreement; provided that if any Event of Default has occurred and is continuing, without limiting its other rights and remedies, Silicon shall have the right to require that all proceeds of all Accounts be delivered to Silicon upon receipt and in the form received; and (iv) Borrower shall provide Silicon with a weekly accounts receivable aging, aged by invoice date, within one Business Day after the end of each week.  Notwithstanding the foregoing, in the event the Merger does not close (as provided for in the Merger Agreement with evidence thereof, acceptable to Silicon, submitted to Silicon) by September 30, 2004, then the foregoing modifications to the standard terms and conditions of the Loan Agreement shall no longer apply and Borrower shall comply with all of the standard terms and conditions of the Loan Agreement with respect to reporting requirements and delivery of proceeds.

7.

Fee.  In consideration for Silicon entering into this Amendment, Borrower shall concurrently pay Silicon a fee in the amount of $12,500, which shall be non-refundable and in addition to all interest and other fees payable to Silicon under the Loan Documents; provided, however, if the Merger does not close by October 1, 2004, Borrower shall pay Silicon an additional fee in an amount equal to 0.25% of the Maximum Credit Limit, which shall also be non-refundable and in addition to all interest and other fees payable to Silicon under the Loan Documents.  Silicon is authorized to charge said fee(s) to Borrower’s loan account.

8.

Representations True.  Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

9.

General Provisions.  This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Silicon and Borrower, and the other written documents and agreements between Silicon and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof.  Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Silicon and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

Borrower: CATALYST INTERNATIONAL, INC. By /s/ James B. Treleaven President or Vice President By /s/ Mark T. Ehrmann Secretary or Ass't Secretary	Silicon: SILICON VALLEY BANK By /s/ [illegible] Title Sr. Vice President